UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 1, 2009

TEAM NATION HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-144597	98-0441861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4667 MacArthur Boulevard, Suite 150, Newport Beach, CA 92660
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  949 885 9892

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 1,  2009, the registrant terminated its previously reported June 15, 2009Amended and Restated Stock Purchase Agreement with David Kayton and First Southwestern Title of California (FSWT).   There are no early termination penalties to the registrant.

FSWT  has been in continuous operation in California since 1983. Licensed in 11 counties, its footprint covers 80% of the transactions in the state.  Under the registrant’s management, FSWT has significantly reduced it expenses and has pared down to one key employee, with all other personnel supplied by the registrant for the processing of transactions.

At closing of the Amended Agreement, the registrant was to acquire two hundred, twelve and one half shares of the outstanding shares of common stock of FSWT representing eighty five percent of the FSTC outstanding shares in consideration of the assumption by the registrant of specified debt of FSTC not to exceed $1,200,000.  FSTC would have become a majority owned subsidiary of the registrant and the registrant would have carried on the business of FSTC.  David Kayton is not otherwise an affiliate of the registrant.

The Amended Agreement was terminated as a result the registrant’s due diligence review of liabilities which the registrant determined could not be mitigated significantly to proceed with the acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2009	TEAM NATION HOLDINGS CORPORATION

	By:	/s/ DENNIS R. DUFFY
DENNIS R. DUFFY
Chief Executive Officer